Exhibit 99.1
Origen Financial Announces First Quarter 2006 Results; Declares Dividend Of $0.03 Per Share
SOUTHFIELD, MI -May 9, 2006 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net income of $1.2 million, or $0.05 per share, for the quarter ended March 31, 2006, compared with net income of $1.0 million, or $0.04 per share, for the quarter ended March 31, 2005. Origen’s Board of Directors declared a dividend payment for the first quarter of $0.03 per share to be paid to holders of Origen’s common stock of record on May 19, 2006. The dividend will be paid on May 31, 2006, and will approximate $0.8 million. The Board of Directors takes into consideration the differences between net income as determined by Generally Accepted Accounting Principles (“GAAP”) and REIT taxable net income in the determination of dividend payments.
Highlights for Quarter
•	Loan origination volume increased 10% to $62.5 million versus a year ago.

•	Loans processed for third parties totaled $3.3 million for the quarter, an increase of 120.0% over the first quarter 2005.

•	Total revenue increased 31% to $21.4 million versus $16.4 million for the prior year quarter.

•	Non-performing loans as a percent of average outstanding loan principal balances improved to 0.9% at March 31, 2006, from 1.4% a year ago.

•	Hometown America selected Origen to provide comprehensive loan origination services to include loan application processing, underwriting, document preparation, funding and titling.
Financial Highlights
•	Interest income was $17.2 million for the first quarter 2006, an increase of 31 percent, primarily due to a 34 percent increase over the same period a year ago in the average owned loan portfolio. Non-interest income increased 27 percent over the prior year’s first quarter to $4.2 million.

•	Interest expense for the first quarter 2006 increased to $9.6 million from $5.4 million from last year’s first quarter as a result of increased borrowings relating to loan originations, as well as continuing increases in the LIBOR benchmark rate on Origen’s warehouse line of credit.

•	The provision for credit losses was $2.1 million for the first quarter 2006 compared with $2.0 million for the same quarter 2005, despite an increase in owned loan balances between the quarters of 28 percent. The modest increase reflects the continued improvement in the overall quality of the owned loan portfolio.

•	First quarter 2006 non-interest expenses were $8.5 million compared with $8.0 million for the year ago quarter. Most of the $0.5 million increase was personnel related, primarily attributable to costs associated with Sarbanes-Oxley compliance and compensation relating to merit increases.
Portfolio Performance
At March 31, 2006, loans 60 or more days delinquent were 0.9 percent of the owned loan portfolio compared to 1.3 percent at December 31, 2005, and 1.4 percent at March 31, 2005. Net charge-offs totaled $2.5 million for the first quarter 2006, a 17 percent decrease from the $3.0 million charged off during the first quarter 2005.
Ronald A. Klein, Origen’s chief executive officer, stated, “Overall Origen had a solid first quarter. We increased quarterly earnings both sequentially and year-over-year. Loan originations increased 10 percent over the prior year period. This was accomplished against the backdrop of a rising interest rate environment and relatively flat shipments of new manufactured houses. Equally significant, our loan delinquency level declined to the lowest percentage in company history. Also during the first quarter, we began third-party loan origination services under the new agreement with Hometown America. We continue to make steady progress, realizing that our real opportunity still lies ahead in the form of higher manufactured housing shipments and origination volumes.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for May 10, 2006, at 11:00 a.m. EST to discuss first quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-334-0872. A replay will be available through May 15, 2006 by dialing 888-203-1112, passcode 4533818. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31,	December 31,
	2006	2005
ASSETS

Assets
Cash and Equivalents	$2,975	$8,307
Restricted Cash	14,926	13,635
Investment Securities	41,675	41,914
Loans Receivable	806,748	768,410
Premises & Equipment	3,454	3,558
Goodwill	32,277	32,277
Other Assets	25,269	24,902

Total Assets	$927,324	$893,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$119,640	$65,411
Securitization Financing	556,916	578,503
Repurchase Agreements	23,582	23,582
Note Payable	875	2,212
Loan Recourse Liability	292	292
Other Liabilities	23,030	23,052

Total Liabilities	724,335	693,052

Equity	202,989	199,951

Total Liabilities and Equity	$927,324	$893,003

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended
	March, 31		Increase (Decrease)
	2006	2005	$	%
Interest Income
Total Interest Income	$17,208	$13,166	$4,042	30.7%
Total Interest Expense	9,595	5,410	4,185	77.4%

Net Interest Income Before Losses	7,613	7,756	(143)	-1.8%
Provision for Loan Losses	2,125	2,030	95	4.7%

Net Interest Income After Losses	5,488	5,726	(238)	-4.2%
Non-interest Income	4,179	3,280	899	27.4%
Non-interest Expenses:
Total Personnel	5,967	5,481	486	8.9%
Total Loan Origination & Servicing	376	414	(38)	-9.2%
State Taxes	98	113	(15)	-13.3%
Total Other Operating	2,092	1,991	101	5.1%

Total Non-interest Expenses	8,533	7,999	534	6.7%

Net Income Before Cumulative Effect of Change in Accounting	1,134	1,007	127	12.6%
Cumulative Effect of Change in Accounting Principle	46	—	46	100.0%

Net Income	$1,180	$1,007	$173	17.2%

Weighted Average Common Shares Outstanding	24,980,889	24,726,729

Weighted Average Common Shares Outstanding, Diluted	25,124,092	25,016,254

Earnings Per Share on Basic Average Shares Outstanding	$0.05	$0.04

Earnings Per Share on Diluted Average Shares Outstanding	$0.05	$0.04

At Origen Financial:
W. Anderson Geater
Chief Financial Officer
866.4 ORIGEN
At Financial Relations Board:
Leslie Loyet
(312) 640-6672
lloyet@financialrelationsboard.com